P  R  E  S  S      R  E  L  E  A  S  E

                              FOR IMMEDIATE RELEASE


              PIZZA INN, INC. REPORTS 3RD QUARTER FINANCIAL RESULTS


THE COLONY, TEXAS - APRIL 29, 2005 - PIZZA INN, INC. (NASDAQ:PZZI) today reported $0.00 earnings per share for its quarter ended March 27, 2005 versus $0.06 earnings per share for the same quarter last year. The quarter resulted in a net loss of $20,000 versus net income of $617,000 for the same quarter last year on revenues of $13.4 million and $14.5 million, respectively. For the nine-month period, earnings per share were $0.03 versus $0.17 last year. Net income for the nine-month period was $316,000 versus $1,679,000 on revenues of $41.6 million versus $44.6 million last year.

Revenues decreased approximately 8% or $1.1 million from the prior year quarter primarily due to reduced sale prices on certain key ingredients and lower overall retail sales. Comparable chainwide retail sales were down 3.2% for the quarter. Financial results continue to be adversely impacted by product cost inflation of approximately 5% for the quarter, which was not passed through to franchisees. Additionally, legal fees increased approximately $390,000 for the quarter compared to the same quarter last year as a result of ongoing litigation and related matters.

Tim Taft, the Company's new chief executive officer commented, "Operating margins continue to be lower due to sustained product cost inflation that we have not passed on to franchisees, but the Company remains focused on increasing productivity efficiencies and controlling expenses. Substantial progress has been made on our improved unit-level business model as evidenced by strong openings of our newest locations in Madison, Mississippi and Garner, North Carolina. We feel a sense of urgency to capitalize on the positive momentum these openings have generated and continue this success in our upcoming store openings."

Pizza Inn, Inc. is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Services Company. Pizza Inn franchises over 400 restaurants with annual chainwide sales of approximately $160 million.





                               PIZZA INN, INC.
            (In thousands, except share and per share amounts)



3rd Quarter
--------------------------------------------------
                                                       March 27,    March 28,
                                                           2005          2004
                                                    ------------  -----------
Revenue. . . . . . . . . . . . . . . . . . . . . .  $    13,401    $    14,549

(Loss) Income before taxes . . . . . . . . . . . .         ($31)  $       936

Net (Loss) Income. . . . . . . . . . . . . . . . .         ($20)  $       617

Diluted earnings (loss) per share. . . . . . . . .  $      0.00   $      0.06

Basic earnings (loss) per share. . . . . . . . . .  $      0.00   $      0.06

Weighted average shares outstanding:
   Diluted . . . . . . . . . . . . . . . . . . . .   10,117,412    10,132,298
   Basic . . . . . . . . . . . . . . . . . . . . .   10,088,505    10,078,619




Nine Months
--------------------------------------------------
                                                       March 27,..  March 28,
                                                           2005          2004
                                                    ------------  -----------
Revenue. . . . . . . . . . . . . . . . . . . . . .  $    41,586   $    44,576

Income before taxes. . . . . . . . . . . . . . . .  $       489   $     2,774

Net Income . . . . . . . . . . . . . . . . . . . .  $       316   $     1,679

Diluted earnings per share . . . . . . . . . . . .  $      0.03   $      0.17

Basic earnings per share . . . . . . . . . . . . .  $      0.03   $      0.17

Weighted average shares outstanding:
   Diluted . . . . . . . . . . . . . . . . . . . .   10,142,295    10,113,654
   Basic . . . . . . . . . . . . . . . . . . . . .   10,108,861    10,069,626
